May 9, 2023

Array Technologies, Inc. Reports Financial Results for the First Quarter 2023 – Delivers strong results, with revenue of $376.8 million and gross margin of 26.9%

First Quarter 2023 Highlights
•Revenue of $376.8 million
•Net income to common shareholders of $13.6 million
•Adjusted EBITDA(1) of $67.0 million
•Basic and diluted net income per share of $0.09
•Adjusted diluted net income per share(1) of $0.25
•Executed contracts and awarded orders at March 31, 2023 totaling $1.6 billion

(1) A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its first quarter ended March 31, 2023

“In the first quarter we grew revenue 25% from the prior year as we had favorable project timing to close out March in our Array Legacy Segment. Adjusted EBITDA for the quarter was $67.0 million which was a $66.2 million improvement from the prior year and was anchored by a 26.9% gross margin, which represents the highest levels since first quarter 2020. Additionally, in the first quarter we delivered $41.9 million of free cash flow leaving our end of quarter cash balance at $147.8 million,” said Kevin Hostetler, Chief Executive Officer. “The margin performance was driven by favorable project mix and one-time benefits from lower-than-expected logistics costs as both ocean and domestic trucking rates came in lower than forecasted. It does not reflect benefits related to either the domestic content provisions or manufacturing credits included in the IRA, which we continue to view as potential upside.”

Mr. Hostetler continued, “When we compare Array’s performance this quarter to a year ago, the contrast is striking. We have not only continued to grow the business organically but have improved profitability at the same time. The meaningful expansion in our gross margin year over year represents our improved contracting process but is also indicative of the significant improvements we have made in our operational execution and our product and pricing strategies. While there were some one-time benefits this quarter, that should not overshadow the maturing of our operating system, which has allowed us to identify and take advantage of the opportunities as they arose.”

“I will note that we did have a slowdown in our order activity this quarter, which was not unexpected. Our pipeline remains strong, but many of our customers are still awaiting final IRA guidelines around domestic content before issuing final award and are delaying project start dates to provide more time to evaluate its provisions. This dynamic was largely contemplated when we evaluated our orderbook entering the year and reflected on the lower end of the revenue range we provided. As we are now further into the year and have a better understanding of how these delays are impacting the second half of the year, we are slightly reducing the top end of the revenue range to reflect this market dynamic. That said, we remain confident in our gross margin outlook and on the back of our strong first quarter performance, we are holding our adjusted EBITDA and adjusted EPS ranges,” concluded Mr. Hostetler.

First Quarter 2023 Financial Results
Revenue increased 25% to $376.8 million, compared to $300.6 million for the prior-year period resulting from both an increase in the total number of MWs shipped and an increase in ASP due to improved pass through pricing to our customers.

Gross profit increased 281% to $101.2 million compared to $26.6 million in the prior year period, driven by both higher volume and an increase in gross profit as a percent of revenue in both operating segments. Gross margin increased to 26.9% from 8.8% driven by an improvement in pass through pricing to customers in addition to a one-time benefit from lower-than-expected logistics costs in the first quarter of 2023.

Operating expenses decreased to $53.7 million compared to $64.9 million during the same period in the prior year. The decrease is primarily related to lower amortization expense related to the STI acquisition in addition to costs related to the STI acquisition in the first quarter of 2022 with no comparable costs in the first quarter of 2023.

Net income to common stockholders was $13.6 million compared to a net loss of $37.5 million during the same period in the prior year, and basic and diluted income per share were $0.09 compared to basic and diluted loss per share of $0.25 during the same period in the prior year.

Adjusted EBITDA increased to $67.0 million, compared to $0.7 million for the prior-year period.

Adjusted net income was $37.3 million compared to adjusted net income of $0.5 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.25 compared to adjusted diluted net income per share of $0.00 during the same period in the prior year.

Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at March 31, 2023 were $1.6 billion, with $1.3 billion from our Array Legacy Operations segment and $0.3 billion from STI Norland.

Full Year 2023 Guidance
For the year ending December 31, 2023, the company expects:

•Revenue to be in the range of $1,800 million to $1,900 million
•Adjusted EBITDA(2) to be in the range of $240 million to $265 million
•Adjusted net income per share(2) to be in the range of $0.75 to $0.85

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2023 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results.
The conference call can be accessed live over the phone by dialing (877)-451-6152 (domestic) or (201)-389-0879 (international). A telephonic replay will be available approximately three hours after the call by dialing (844)-512-2921, or for international callers, (412)-317-6671. The passcode for the live call and the replay is 13737846. The replay will be available until 11:59 p.m. (ET) on May 23, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: changes in the demand for solar energy projects; competition from conventional and renewable energy sources that may offer products and solutions that are less expensive or otherwise perceived to be more advantageous than solar energy solutions; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment; failure to retain key personnel or failure to attract additional qualified personnel; defects or performance problems in our products that could result in loss of customers, reputational damage, a loss of revenue, and warranty, indemnity and product liability claims; a drop in the price of electricity derived from the utility grid or from alternative energy sources; our ability to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; challenges in our ability to consolidate the financial reporting of our acquired foreign subsidiaries; the effect of the capped call transactions on the value of our 1.00% Convertible Senior Notes due 2028 (the “Convertible Notes”) and the market price of our common stock; the potential of the fundamental change repurchase feature of the Convertible Notes to delay or prevent an otherwise beneficial attempt to acquire us; delays, disruptions or quality control problems in our product development operations; the risks of severe weather events, natural disasters and other catastrophic events; our ability to manage the financial regulatory and competitive risks of our continued expansion into new markets; developments in alternative technologies that may have an effect on demand for our offerings; the effects of a further increase in interest rates, or a reduction in the availability of tax equity or project debt capital in the global financial markets, which could make it difficult for customers to finance the cost of a solar energy system and could reduce the demand for our products; changes to tax laws and regulations that are applied adversely to us or our customers; existing electric utility industry policies and regulations, and any subsequent changes, that may present technical, regulatory and economic barriers to the purchase and use of solar energy systems; the interruption of the flow of materials from international vendors, including as a result of the imposition of additional duties, tariffs and other charges or restrictions on imports and exports; changes in the global trade environment, including the imposition of import tariffs; economic, political and market conditions, including the Russian-Ukraine conflict, uncertain credit and global financial markets resulting from increasing inflation and interest rates along with recent bank failures, and the COVID-19 pandemic; the reduction, elimination or expiration of government incentives for, or regulations mandating the use of, renewable energy and solar energy specifically; our ability to, obtain, maintain, protect, defend or enforce, our intellectual property and other proprietary rights; significant changes in the costs of raw materials; the determination to restate prior period financial statements could negatively affect investor confidence and raise reputational issues; the implementation of the IRA may not deliver as much growth as we are anticipating; our ability to remediate our material weaknesses on a timely basis or at all; the effect of our substantial indebtedness on our financial condition; the occurrence of cybersecurity incidents, including unauthorized disclosure of personal or sensitive data or theft of confidential information; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This press release includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) other (income) expense, (ii) foreign currency (gain) loss, (iii) preferred dividends and accretion, (iv) interest expense, (v) income tax (benefit) expense, (vi) depreciation expense, (vii) amortization of intangibles, (viii) equity-based compensation, (ix) change in fair value of derivative assets, (x) change in fair value of contingent consideration, (xi) certain legal expense, (xii) certain acquisition costs, and (xiii) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) preferred accretion, (iv) equity-based compensation, (v) change in fair value of derivative assets, (vi) change in fair value of contingent consideration, (vii) certain legal expense, (viii) certain acquisition related costs, (ix) other costs, and (x) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We calculate net income (loss) per share as net income (loss) to common shareholders divided by the basic and diluted weighted average number of shares outstanding for the applicable period and we define Adjusted Net Income per share as Adjusted Net Income (as detailed above) divided by the basic and diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$147,756	$133,901
Accounts receivable, net	414,712	421,183
Inventories	254,624	233,159
Income tax receivables	3,163	3,532
Prepaid expenses and other	46,381	39,434
Total current assets	866,636	831,209

Property, plant and equipment, net	25,864	23,174
Goodwill	428,173	416,184
Other intangible assets, net	379,374	386,364
Deferred income tax assets	—	16,466
Derivative assets	63,320	—
Other assets	30,802	32,655
Total assets	$1,794,169	$1,706,052

LIABILITIES, REDEEMABLE PERPETUAL PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$200,585	$170,430
Accrued expenses and other	58,795	54,895
Accrued warranty reserve	1,443	3,690
Income tax payable	11,833	6,881
Deferred revenue	151,343	178,922
Current portion of contingent consideration	1,811	1,200
Current portion of debt	34,382	38,691
Other current liabilities	10,393	10,553
Total current liabilities	470,585	465,262

Deferred income tax liabilities	73,051	72,606
Contingent consideration, net of current portion	6,914	7,387
Other long-term liabilities	13,939	14,808
Long-term warranty	4,469	1,786
Long-term debt, net of current portion	705,827	720,352
Total liabilities	1,274,785	1,282,201
Commitments and contingencies (Note 12)
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 412,739 and 406,389 shares issued as of March 31, 2023 and December 31, 2022, respectively; liquidation preference of $412.7 million and $406.4 million at respective dates	312,054	299,570
Stockholders’ equity

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	March 31, 2023	December 31, 2022
Preferred stock of $0.001 par value - 4,500,000 shares authorized; none issued at respective dates	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 150,822,974 and 150,513,104 shares issued at respective dates	150	150
Additional paid-in capital	426,221	383,176
Accumulated deficit	(241,338)	(267,470)
Accumulated other comprehensive income	22,297	8,425
Total stockholders’ equity	207,330	124,281
Total liabilities, redeemable perpetual preferred stock and stockholders’ equity	$1,794,169	$1,706,052

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$376,773	$300,586
Cost of revenue	275,594	273,999
Gross profit	101,179	26,587

Operating expenses
General and administrative	38,142	45,425
Change in fair value of contingent consideration	1,338	(3,731)
Depreciation and amortization	14,241	23,237
Total operating expenses	53,721	64,931

Income (loss) from operations	47,458	(38,344)

Other income (expense)
Other income, net	194	743
Foreign currency gain (loss)	(194)	3,863
Change in fair value of derivative assets	(1,950)	—
Interest expense	(9,500)	(6,942)
Total other (expense)	(11,450)	(2,336)

Income (loss) before income tax (benefit) expense	36,008	(40,680)
Income tax (benefit) expense	9,876	(14,743)
Net income (loss)	26,132	(25,937)
Preferred dividends and accretion	12,484	11,606
Net income (loss) to common shareholders	$13,648	$(37,543)

Income (loss) per common share
Basic	$0.09	$(0.25)
Diluted	$0.09	$(0.25)
Weighted average number of common shares outstanding
Basic	150,607	148,288
Diluted	151,795	148,288

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income (loss)	$26,132	$(25,937)
Adjustments to net income (loss):
Provision for bad debts	233	145
Deferred tax expense	4,555	4,349
Depreciation and amortization	14,533	23,608
Amortization of debt discount and issuance costs	2,826	1,710
Equity-based compensation	3,366	4,508
Contingent consideration	1,338	(3,731)
Warranty provision	436	594
Write-down of inventories	1,847	409
Change in fair value of derivative assets	1,950	—
Changes in operating assets and liabilities, net of business acquisition
Accounts receivable	6,238	(44,268)
Inventories	(23,312)	(46,250)
Income tax receivables	369	(21,924)
Prepaid expenses and other	(6,947)	11,558
Accounts payable	30,155	59,419
Accrued expenses and other	3,900	7,027
Income tax payable	4,952	(8,760)
Lease liabilities	824	6,085
Deferred revenue	(27,579)	(18,639)
Net cash provided by (used in) operating activities	45,816	(50,097)
Investing activities:
Purchase of property, plant and equipment	(3,883)	(2,357)
Acquisition of STI, net of cash acquired	—	(373,816)
Net cash used in investing activities	(3,883)	(376,173)
Financing activities:
Proceeds from Series A issuance	—	33,098
Proceeds from common stock issuance	—	15,885
Series A equity issuance costs	(750)	(175)
Common stock issuance costs	—	(450)
Proceeds from revolving credit facility	—	52,000
Proceeds from issuance of other debt	6,469	6,229
Principal payments on term loan facility	(11,075)	(4,368)
Principal payments on other debt	(17,206)	—
Contingent consideration payments	(1,200)	(1,483)

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Net cash provided by (used in) financing activities	(23,762)	100,736
Effect of exchange rate changes on cash and cash equivalent balances	(4,316)	7,355
Net change in cash and cash equivalents	13,855	(318,179)
Cash and cash equivalents, beginning of period	133,901	367,670
Cash and cash equivalents, end of period	$147,756	$49,491

Supplemental Cash Flow Information
Cash paid for interest	$7,980	$3,039
Cash paid for income taxes	$2,522	$—

Non-cash Investing and Financing Activities
Dividends accrued on Series A Preferred	$6,350	$6,189
Stock consideration paid for acquisition of STI	$—	$200,224

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
The following table reconciles net income (loss) to Adjusted EBITDA:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$26,132	$(25,937)
Preferred dividends and accretion	12,484	11,606
Net income (loss) to common shareholders	$13,648	$(37,543)
Other expense, net	(194)	(743)
Foreign currency (gain) loss	194	(3,863)
Preferred dividends and accretion	12,484	11,606
Interest expense	9,500	6,942
Income tax (benefit) expense	9,876	(14,743)
Depreciation expense	745	588
Amortization of intangibles	13,788	23,138
Equity-based compensation	3,340	4,508
Change in fair value of derivative assets	1,950	—
Change in fair value of contingent consideration	1,338	(3,731)
Legal expense(a)	303	1,046
M&A(b)	—	11,183
Other costs (c)	—	2,346
Adjusted EBITDA	$66,972	$734

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended March 31, 2022, other costs represent costs associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate to repeat in the future.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
The following table reconciles net income (loss) to Adjusted Net Income:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$26,132	$(25,937)
Preferred dividends and accretion	12,484	11,606
Net income (loss) to common shareholders	$13,648	$(37,543)
Amortization of intangibles	13,788	23,138
Amortization of debt discount and issuance costs	2,826	1,710
Preferred accretion	6,135	5,353
Equity based compensation	3,340	4,508
Change in fair value of derivative assets	1,950	—
Change in fair value of contingent consideration	1,338	(3,731)
Legal expense(a)	303	1,046
M&A (b)	—	11,183
Other costs(c)	—	2,346
Income tax expense of adjustments(d)	(6,044)	(7,551)
Adjusted Net Income	$37,284	$459

Income (loss) per common share
Basic	$0.09	$(0.25)
Diluted	$0.09	$(0.25)
Weighted average number of common shares outstanding
Basic	150,607	148,288
Diluted	151,795	148,288
Adjusted net income (loss) per common share
Basic	$0.25	$—
Diluted	$0.25	$—
Weighted average number of common shares outstanding
Basic	150,607	148,288
Diluted	151,795	148,288

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended March 31, 2022, other costs represent costs associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate to repeat in the future.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands, except per share amounts)
(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.